Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into by and among David P. Spence (“Mr. Spence”), Paramount Group, Inc. (the “Company”), and Paramount Operating Partnership L.P. (the “Employer” and, together with the Company, “Paramount”).

WHEREAS, Mr. Spence and Paramount (the “Parties”) entered into an Employment Agreement dated as of November 18, 2014 (the “Employment Agreement”);

WHEREAS, Paramount and Mr. Spence have mutually determined that it is in the best respective interests of Paramount and Mr. Spence for Mr. Spence’s employment with Paramount to terminate effective as of the close of business on March 25, 2015 (the “Date of Termination”) and for such termination to be treated as a termination of employment without Cause, as defined in Section 3(d) of the Employment Agreement;

WHEREAS, Section 4(b) of the Employment Agreement specified certain compensation and benefits to be paid or provided to Mr. Spence in the event that his employment with Paramount was terminated without Cause, as defined in the Employment Agreement;

WHEREAS, this Agreement is the Separation Agreement and Release referenced in Section 4(b) of the Employment Agreement, the execution, return, and non-revocation of which is a condition precedent to Paramount paying or otherwise providing the compensation specified in Section 4(b) of the Employment Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, it is accordingly agreed as follows:

1.        Mr. Spence’s employment with Paramount shall end on the Date of Termination. During the period to and including the Date of Termination, Mr. Spence shall use his best efforts to perform his employment responsibilities. Mr. Spence agrees to resign from any and all other positions that he holds with Paramount or any affiliated entity on the Date of Termination and to sign any documentation that Paramount may reasonably request to confirm such resignations. Regardless of whether Mr. Spence executes this Agreement, Paramount shall pay or provide Mr. Spence with the Accrued Benefit described in Section 4(a) of the Employment Agreement at the time(s) set forth in Section 4(a). Additionally, regardless of whether Mr. Spence executes this Agreement, Mr. Spence will remain subject to his continuing obligations under Section 7 of the Employment Agreement, which include, without limitation, the obligation to not use or disclose Paramount’s Confidential Information (as defined in the Employment Agreement), to return to Paramount no later than the Date of Termination all documents, records and other property of Paramount, to refrain from certain competition and solicitation activities for six (6) months immediately following the Date of Termination, and to provide certain cooperation services that may be requested by Paramount. Mr. Spence shall continue to be covered under Paramount’s applicable indemnification agreements and policies and under applicable directors and officers liability insurance for acts or omissions while serving as an executive or officer of Paramount and any of its affiliates, including any applicable “tail” coverage. Mr. Spence shall receive his payments under all benefit plans, including The Paramount Group 2005 Nonqualified Deferred Compensation Plan (the “DC Plan”) and related trust, pursuant to the terms of such plans (and, if applicable, trust arrangements) and any applicable elections made by Mr. Spence.

2.        Within thirty (30) days after the Date of Termination and subject to this Agreement becoming effective before the end of that period, Paramount will make a single lump sum payment to Mr. Spence in the amount of One Million Three Hundred Eighty-One Thousand Four Hundred and Sixty-One Dollars ($1,381,461.00), less applicable tax-related deductions and withholdings. For the avoidance of doubt, no payment under this Paragraph 2 will be made until after the seven day Revocation Period, as defined in Paragraph 19 of this Agreement has expired without Mr. Spence revoking his acceptance of this Agreement. No payment will be made if Mr. Spence revokes his acceptance of this Agreement during the Revocation Period. Sections 5(b) and 6 of the Employment Agreement shall continue to apply to any payments made pursuant to this Agreement.

3.        Effective for the three-month period from the later of the Date of Termination or the Effective Date (as defined below) (the “Consulting Period”), Mr. Spence shall provide transition consulting services (“Consulting Services”) to Paramount. Mr. Spence shall provide Consulting Services at reasonable times as requested by the Chairman, President and Chief Executive Officer of the Company; provided that he shall not be required (a) to perform Consulting Services at any times that unreasonably interfere with employment responsibilities for any employer; or (b) to perform more than twenty (20) hours of Consulting Services in any calendar month. Subject to Mr. Spence’s continued availability to perform Consulting Services and his use of commercially reasonable efforts to perform requested Consulting Services, the Company shall pay Mr. Spence $33,333 per month for the Consulting Period (the “Consulting Fees”), with each Consulting Fee payment due no later than thirty (30) days after the end of the applicable month of the Consulting Period. Mr. Spence acknowledges that he shall be an independent contractor for all purposes at all times during the Consulting Period. Paramount acknowledges that it shall not retain a right to control the manner in which Mr. Spence shall perform Consulting Services. The Parties therefore agree that the Consulting Fees shall be treated for tax purposes as form 1099 income and shall not be reduced by tax-related deductions and withholdings. Unless otherwise mutually agreed, Mr. Spence may perform such Consulting Services at a location or locations of his choosing outside of the Company’s offices. The Company shall provide Mr. Spence with access (if needed) to an administrative assistant to assist him in the performance of such Consulting Services. Mr. Spence shall continue to be covered by Paramount’s indemnification agreement as if he remained employed by the Company during the Consulting Period. Mr. Spence shall not be prohibited from seeking or obtaining other employment during the Consulting Period so long as he is not in violation of Section 7 of the Employment Agreement. For the avoidance of doubt, Mr. Spence’s provision of Consulting Services shall not impact the timing of any restrictive covenants which would otherwise commence on the Date of Termination.

4.        Effective thirty (30) days after the Date of Termination (such date being the “Accelerated Vesting Date”) and subject to this Agreement becoming effective prior to the Accelerated Vesting Date, all options and LTIP units (“Equity Awards”) that Mr. Spence holds that are unvested as of the Date of Termination shall immediately vest. In accordance with Section 4(b)(iii) of the Employment Agreement, no termination, forfeiture or additional vesting of rights with respect to the Equity Awards shall occur between the Date of Termination and the

Accelerated Vesting Date. The exercise of any option to purchase shares of common stock of the Company shall be subject to the terms of applicable equity award agreements and related plans (the “Equity Documents”), including without limitation, the time limits on exercise. For purposes of exercisability of options, Mr. Spence shall be treated as continuing in active employment status while serving as a consultant through the end of the Consulting Period.

5.        In exchange for the consideration stated in Paragraphs 2 and 4 of this Agreement, to which Mr. Spence acknowledges that he is otherwise not entitled in the absence of providing a release of claims, Mr. Spence, for himself, his heirs, his estate, executors, administrators, legal representatives, successors and assigns, releases and forever discharges the Company and the Employer, their respective subsidiaries and affiliated companies and entities, predecessors, successors, and assigns, and, in their respective capacities as such, their respective shareholders, members, officers, directors, employees and agents (hereinafter collectively referred to as the “Released Parties”), of and from any and all manner of actions, causes of actions, claims, debts, dues, distributions, accounts, bonds, covenants, contracts, agreements and compensation, and demands of every name and nature, whether at law, in equity, in contract or in tort, based upon public policy, under statute or at common law, whether now known or unknown, which Mr. Spence ever had, now has or hereafter may have, or which Mr. Spence’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of their relationship to the date of this Agreement (the “Claims”), including without limitation any Claims arising from, or in any way relating to, Mr. Spence’s employment relationship with Paramount, Mr. Spence’s interests, shares and participation in Paramount funds while employed by Paramount, and/or the termination of Mr. Spence’s employment with Paramount. The Claims subject to this release include, but are not limited to, any and all actions in tort, contract and alleged discrimination of any kind and/or causes of action arising under any federal, state or local law, statute, regulation, or ordinance, including but not limited to all rights and claims under Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Employment and Retirement Income Security Act of 1974, the New York Executive Law, the New York City Human Rights Law, the New York State Human Rights Law, the Administrative Code of the City of New York, New York Labor Law, and any rights or claims for attorneys’ fees or costs under these acts or any other federal, state or local law. This Paragraph 5 shall not release any claims related to or affect Mr. Spence’s (i) vested rights under Paramount’s Section 401(k) plan, the DC Plan, the Equity Documents, or any other applicable plan or program in which Mr. Spence has accrued vested benefits or entitlements, or Mr. Spence’s rights under this Agreement, (ii) rights as a stockholder of the Company, (iii) rights to be covered under applicable indemnification agreements and policies and under applicable directors and officers liability insurance for acts or omissions while serving as an executive or officer of Paramount and any of its affiliates and (iv) rights with respect to any claims that may not be released under applicable law.

6.        Mr. Spence acknowledges that he understands that by signing this Agreement, he will have waived any right he may have to recover in a lawsuit against Paramount based on any actions or omissions made by Paramount, including, but not limited to, claims which in any way arise from or relate to Mr. Spence’s employment relationship with Paramount up to the date of the signing of this Agreement and the termination of his employment with Paramount.

Mr. Spence further acknowledges that he understands that by signing this Agreement, he is waiving not only the right to recover money or other relief in any action he might institute, but also that he is waiving any right to recover money or any other relief whatsoever in any action that might be brought on his behalf by any other person or entity, including but not limited to, the United States Equal Employment Opportunity Commission or any other federal, state or local government agency or department.

7.        In consideration for, among other terms, Mr. Spence’s release of Claims pursuant to Paragraph 5, Paramount voluntarily releases and forever discharges Mr. Spence generally from all Claims that, as of the date when Paramount signs this Agreement, Paramount has, ever had, now claims to have or ever claimed to have had against Mr. Spence, including, without limitation, all Claims relating to Mr. Spence’s employment by and termination of employment with Paramount; provided that Paramount does not release Mr. Spence from (a) his continuing obligations under Section 7 of the Employment Agreement; or (b) any civil Claim that is based on conduct that also satisfies the elements of a criminal offense (“Excepted Claim”). The undersigned has no knowledge or reason to believe that Paramount has any Excepted Claim against Mr. Spence.

8.        Each of the Parties hereto warrants, represents and agrees that he or it has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claims.

9.        The Parties agree that the consideration exchanged herein, as well as the negotiation and execution of this Agreement, do not constitute and shall not be deemed an admission of liability, wrongdoing or inappropriate or unlawful conduct by Paramount or by Mr. Spence. Mr. Spence understands that nothing in this Agreement shall constitute or be construed as an admission of any liability by Paramount. Mr. Spence agrees to keep the events and circumstances relating to the termination of his employment with Paramount confidential and not to discuss or reveal this information to any person or entity, except: (a) as necessary to enforce the terms of this Agreement; (b) as required or permitted by law or regulation or in response to a request from a governmental agency; or (c) to Mr. Spence’s spouse, accountant, and attorneys, and to them only provided that they first agree for the benefit of Paramount to keep such information confidential. Mr. Spence agrees that breach of this Paragraph 9 by him will constitute a material breach of this Agreement. Paramount also agrees to direct its executive officers to keep the events and circumstances relating to the termination of Mr. Spence’s employment with Paramount confidential and not to discuss or reveal this information to any person or entity, except: (a) as necessary to enforce the terms of this Agreement; (b) as required or permitted by law or regulation or in response to a request from a governmental agency; or (c) or to Paramount’s accountants and attorneys, and to them only provided that they first agree for the benefit of Mr. Spence to keep such information confidential.

10.        Nothing in this Agreement shall prevent Mr. Spence from making statements about his employment at Paramount and the termination of his employment at Paramount to prospective employers or business partners; provided, however, that those statements do not (a) disparage or discredit Paramount; (b) reveal confidential or proprietary information relating to Paramount; or (c) disclose any information relating to Paramount’s business strategy or plans or any information that Paramount is prohibited from disclosing or required to keep confidential, pursuant to federal, state or local law or regulation. Mr. Spence acknowledges and agrees that he understands the obligations imposed upon him under the terms of this provision and will comply with these obligations.

11.        Mr. Spence agrees that he will not say or do anything to disparage or discredit Paramount or to cause any disruption of business for Paramount. Paramount agrees that it shall direct its executive officers not to say or do anything to disparage or discredit Mr. Spence. “Disparaging” remarks, comments or statements (whether written or oral) are those that impugn the character, honesty, integrity, morality or business acumen or abilities of Paramount in connection with any aspect of Paramount’s operation of its business or that reflect badly on Paramount or cast it in a negative light. Mr. Spence further agrees that he will not take any action which is intended, or could reasonably be expected, to harm Paramount or its reputation or which could reasonably be expected to lead to unwanted or unfavorable publicity for or attention to Paramount. Mr. Spence agrees that breach of this clause by him will constitute a material breach of this Agreement. This nondisparagement obligation shall not in any way affect Mr. Spence’s obligation to testify truthfully in any legal proceeding or to provide information in response to a request from a governmental agency or to lawfully compete with Paramount in a manner not in violation of Section 7 of the Employment Agreement.

12.        Mr. Spence shall direct all inquiries regarding his employment at Paramount to Jolanta Bott, Executive Vice President of Operations and Human Resources, at (212) 237-3124, during her employment with Paramount. In response to any such inquiries, Ms. Bott will confirm the positions held by Mr. Spence while at Paramount and the dates of his employment at Paramount.

13.        Mr. Spence agrees that he will not apply for or seek employment with Paramount or any of its subsidiaries. Mr. Spence agrees that Paramount has no obligation, contractual or otherwise, to reemploy or rehire Mr. Spence now or in the future. Mr. Spence confirms that the terms stated in this Agreement are the only consideration for signing this Agreement, and no other promises or agreement of any kind have been made by any person or entity whatsoever to or with Mr. Spence.

14.        If Mr. Spence materially breaches any of his obligations under Paragraphs 3, 5, 6, 8, 9 or 11 of this Agreement, in addition to any other legal or equitable remedies it may have for such breach, Paramount shall have the right not to pay to him any unpaid amounts otherwise due to him under Paragraph 2 or 3 of this Agreement or to provide accelerated vesting pursuant to Paragraph 4 of this Agreement; provided, that, a material breach of Paragraph 3 shall only impact payments under Paragraph 3. Paramount’s election to exercise its rights under this Paragraph 14 shall not affect Mr. Spence’s continuing obligations under this Agreement. If Paramount believes that Mr. Spence has materially breached any of his obligations set forth in this Paragraph 14, Paramount shall provide Mr. Spence with written notice of such material breach and provide Mr. Spence a period of ten (10) days to cure his breach (to the extent curable) prior to exercising its rights under this Paragraph 14, provided that Paramount shall have no payment obligation during the cure period.

15.        Paramount has advised Mr. Spence, in writing, to consult with an attorney prior to executing this Agreement and hereby reiterates that Mr. Spence is advised to consult with an attorney prior to executing this Agreement.

16.        Mr. Spence acknowledges that he has carefully read and fully understands all the provisions of this Agreement. Mr. Spence further acknowledges that Paramount has urged him to seek legal counsel in regard to the terms and conditions of this Agreement. Mr. Spence acknowledges and warrants that he has reviewed this Agreement and has had the opportunity to consult with an attorney, and fully and completely understands and accepts the terms, conditions, nature and legal effect of this Agreement. Mr. Spence warrants that he enters into this Agreement knowingly, freely and voluntarily and that his agreement hereto has not been the result of coercion or duress.

17.        Each party hereto warrants, represents and agrees that it has not assigned or transferred, or purported to assign or transfer, to any person or entity, any action or actions, cause or causes of action, at law or in equity, released herein.

18.        This Agreement is made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without regard to conflicts of laws principles or choice of law provisions that would cause the application of the law of any other jurisdiction. It is the intention of the parties to this Agreement that the laws of the State of New York shall govern the validity of this Agreement, the construction of its terms, the interpretation of the rights and duties of the parties, and its enforcement. Mr. Spence agrees that any and all disputes arising out of the terms of this Agreement, its interpretation, and any of the matters released herein, shall be subject to resolution in accordance with the terms of the Employment Agreement, including without limitation Section 8 of the Employment Agreement, entitled “Arbitration of Disputes.”

19.        Mr. Spence understands and acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from his receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, Mr. Spence must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If Mr. Spence signs this Agreement before the end of the Consideration Period, Mr. Spence acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when Mr. Spence signs this Agreement (the “Revocation Period”), Mr. Spence has the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”).

20.        This Agreement constitutes a single, integrated written contract expressing the entire agreement between the Parties and cannot be modified in any way except by written modification executed by both Parties. This Agreement supersedes any previous agreements or understandings between the Parties, except for the Equity Documents and any other obligations specifically preserved in this Agreement, including without limitation Sections 5(b) and 6 of the Employment Agreement and Section 7 of the Employment Agreement and related enforcement provisions with respect to such Section 7, consisting of Sections 8 and 9 of the Employment Agreement.

21.        If any provision of this Agreement is declared invalid or otherwise unenforceable, the other provisions herein shall remain in full force and effect and shall be construed in a fashion to effectuate the purpose and intent of this Agreement.

22.        The Parties agree that this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors, heirs, personal representatives and assigns.

23.        Each individual signing this Agreement, whether signing individually or on behalf of any person or entity, represents and warrants that he or she has full authority to so execute the Agreement on behalf of the party on whose behalf he or she so signs. Each Party separately acknowledges and represents that this representation and warranty is an essential and material provision of this Agreement and shall survive execution of this Agreement.

24.        The Parties agree that this Agreement shall not be filed in any court or other adjudicative body, except as may be required to enforce the provisions of this Agreement.

25.        Notwithstanding anything in this Agreement or in the Employment Agreement to the contrary, Mr. Spence shall be permitted to (x) retain any documents related to his compensation or reasonably necessary for tax preparation purposes and (y) reveal Confidential Information (as defined in the Employment Agreement) (i) as necessary to enforce the terms of this Agreement or (ii) as required by law or regulation or in response to a request from a governmental agency.

26.        The Parties agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27.        The Parties agree that for the purposes of construing or interpreting this Agreement, this Agreement shall be deemed to have been drafted equally by both Parties hereto.

IN WITNESS WHEREOF, the Parties hereunto execute this Agreement.

DAVID P. SPENCE	PARAMOUNT GROUP, INC.

/s/ David P. Spence	/s/ Jolanta K. Bott
David P. Spence	Jolanta K. Bott Executive Vice President of Operations and Human Resources

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